Exhibit 2

TRANSACTIONS

Exhibit 2 to Schedule 13D (Amendment No. 1) filed by the Reporting Persons on December 13, 2018 (the “Prior Exhibit”) is incorporated herein by reference. Together with the Prior Exhibit, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on December 19, 2018. All such transactions (i) were purchases or sales of Shares effected in the open market, (ii) are reported at the weighted average price, and (iii) exclude commissions paid. The Reporting Persons undertake to provide, upon request of the staff of the Securities and Exchange Commission, full information regarding the price range for each weighted average price set forth on the table below and the number of Shares purchased at each separate price within such price range.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Weighted Avg. Price
12/14/2018	40 North Latitude Master Fund Ltd	Buy	88,913	61.0333
12/14/2018	40 North Latitude Master Fund Ltd	Buy	175,000	61.1826
12/17/2018	40 North Latitude Master Fund Ltd	Buy	233,626	59.8757
12/17/2018	40 North Latitude Master Fund Ltd	Buy	105,000	60.2811
12/17/2018	40 North Latitude Master Fund Ltd	Buy	50,000	60.3534
12/18/2018	40 North Latitude Master Fund Ltd	Buy	117,125	60.7214
12/18/2018	40 North Latitude Master Fund Ltd	Buy	10,000	60.5145
12/19/2018	40 North Latitude Master Fund Ltd	Buy	93,614	61.2887
12/19/2018	40 North Latitude Master Fund Ltd	Buy	20,000	61.1060